Exhibit 99.1

FOR IMMEDIATE RELEASE

SENSEONICS HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

GERMANTOWN, MD, March 13, 2018 —Senseonics Holdings, Inc. (NYSE-American: SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the fourth quarter and full year ended December 31, 2017.

RECENT HIGHLIGHTS & ACCOMPLISHMENTS:

•	FDA clinical chemistry and toxicology device panel scheduled for March 29, 2018 to review the Eversense system
•	Launched Eversense XL, the world’s longest CGM sensor life with up to 180 days continuous use, in the United Kingdom in fourth quarter 2017 and most recently into Sweden
•	Revenue of $2.9 million in the fourth quarter 2017 and $6.4 million in the full year 2017
•	Completed convertible notes offering which resulted in $51.3 million in aggregate net proceeds

“We are pleased with our fourth quarter results and accomplishments through 2017 as well as the upcoming opportunity to present our strong clinical data to the FDA advisory panel, which is a milestone in building the Eversense franchise,” said Tim Goodnow, President and Chief Executive Officer of Senseonics.  “We expect that the upcoming year will be transformational as we prepare to introduce Eversense to the U.S. market,  continue working with our distribution partners to expand our presence in Europe and continue with the launch of Eversense XL in Europe.”

FOURTH QUARTER 2017 RESULTS:

Revenue was $2.9 million for the fourth quarter of 2017, compared to $0.3 million for the fourth quarter of 2016.

Fourth quarter 2017 sales and marketing expenses increased $1.6 million year-over year, to $2.4 million. The increase in sales and marketing expenses was primarily driven by an increase in compensation expense associated with hiring efforts to prepare for a commercial launch of Eversense in the United States and to support and expand the distribution of Eversense in Europe.

Fourth quarter 2017 research and development expenses increased $2.9 million year-over-year, to $8.4 million. The increase in research and development expenses was primarily driven by the on-going support of our PMA application as well as additional feasibility trials.

Fourth quarter 2017 general and administrative expenses increased $0.8 million, year-over-year, to $3.8 million. The increase in general and administration expenses was primarily driven by an increase in compensation, legal and other administrative expense associated with supporting operational growth.

Net loss was $16.3 million, or $0.12 per share, in the fourth quarter of 2017, compared to $9.9 million, or $0.11 per share, in the fourth quarter of 2016. Fourth quarter 2017 net loss per share was based on 136.8 million weighted average shares outstanding, compared to 93.4 million weighted average shares outstanding in the fourth quarter of 2016.

FULL YEAR 2017 RESULTS:

Revenue for the year ended December 31, 2017 was $6.4 million, compared to $0.3 million in 2016.

Sales and marketing expenses for the year ended December 31, 2017 increased $4.1 million year-over year, to $6.9 million, compared to $2.7 million for 2016. The increase in sales and marketing expenses was primarily related to investments in additional headcount in support of the preparation for a potential U.S. commercial launch of Eversense and support of the expanding commercial efforts of Eversense in Europe.

Research and development expenses for the year ended December 31, 2017 increased $4.4 million year-over-year, to $30.7 million, compared to $26.3 million for 2016. The increase in research and development expenses was primarily driven by product development expenses for future versions of Eversense and associated clinical trial costs.

General and administrative expenses for the year ended December 31, 2017 increased $2.3 million year-over-year, to $15.3 million, compared to $13.0 million for 2016. The increase in general and administration expenses was driven primarily by an increase in personnel-related expenses, increased facility expenses and increased legal and audit expenses.

Net loss was $59.1 million, or $0.51 per share, for the year ended December 31, 2017, compared to $43.9 million, or $0.49 per share, for 2016. Net loss per share for 2017 was based on 116.0 million weighted average shares outstanding, compared to 89.2 million weighted average shares outstanding for 2016.

As of December 31, 2017, cash, cash equivalents, and marketable securities were $36.5 million and outstanding indebtedness was $24.4 million, compared to cash, cash equivalents, and marketable securities of $20.3 million and outstanding indebtedness of $19.1 million, as of December 31, 2016.

2018 FINANCIAL OUTLOOK

Management projects revenue for full year 2018 to be in the range of $18.0 to $20.0 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Company management will host a conference call at 4:30 pm (Eastern Time) today, March 13, 2018, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

(877)344-7529	http://www.senseonics.com and select the “Investor Relations” section
Live Teleconference Information: Dial in number: (877)883-0383 Entry Number: 2850172 International dial in: (412)902-6506	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense and Eversense XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

FORWARD LOOKING STATEMENTS

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the regulatory approval of Eversense in the United States, the timing of the FDA clinical chemistry and toxicology device panel, the potential U.S. launch of Eversense, the development of future generations of Eversense, the expanded commercialization of Eversense and Eversense XL in Europe, 2018 financial guidance and other statements containing the words “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the FDA’s approval of Eversense for marketing in the United States, uncertainties inherent in the expanded commercial launch of Eversense and Eversense XL in Europe and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2017, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

INVESTOR CONTACT R. Don Elsey Chief Financial Officer 301.556.1602 don.elsey@senseonics.com

FINANCIAL STATEMENTS TO FOLLOW:

Senseonics Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$16,150	$13,047
Marketable securities	20,300	7,291
Accounts receivable	3,382	251
Inventory, net	2,991	477
Prepaid expenses and other current assets	2,092	365
Total current assets	44,915	21,431

Deposits and other assets	176	105
Property and equipment, net	853	735
Total assets	$45,944	$22,271

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$7,712	$3,070
Accrued expenses and other current liabilities	5,428	4,666
Notes payable, current portion	10,000	3,889
Total current liabilities	23,140	11,625

Notes payable, net of discount	14,414	15,177
Accrued interest	1,054	273
Other liabilities	69	73
Total liabilities	38,677	27,148

Commitments and contingencies (Note 9)

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 250,000,000 shares authorized, 136,882,735 and 93,569,642 shares issued and outstanding as of December 31, 2017 and 2016	137	94
Additional paid-in capital	270,953	199,751
Accumulated deficit	(263,823)	(204,722)
Total stockholders' equity (deficit)	7,267	(4,877)
Total liabilities and stockholders’ equity (deficit)	$45,944	$22,271

Senseonics Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Years Ended
	December 31,
	2017	2016	2015
Revenue	$6,373	$332	$38
Cost of sales	9,758	660	—
Gross profit	(3,385)	(328)	38

Expenses:
Sales and marketing expenses	6,857	2,736	792
Research and development expenses	30,735	26,347	18,251
General and administrative expenses	15,336	13,022	9,807

Operating loss	(56,313)	(42,433)	(28,812)
Other income (expense), net:
Interest income	135	80	9
Interest expense	(3,099)	(1,602)	(1,100)
Other income:	176	25	26

Net loss	(59,101)	(43,930)	(29,877)
Other comprehensive income (loss)	—	—	—
Total comprehensive loss	$(59,101)	$(43,930)	$(29,877)

Deemed dividend as a result of Series E preferred stock beneficial conversion feature	—	—	(407)
Net loss available to common stockholders	$(59,101)	$(43,930)	$(30,284)

Basic and diluted net loss per common share	$(0.51)	$(0.49)	$(4.32)
Basic and diluted weighted-average shares outstanding	115,975,402	89,243,853	7,002,317